--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             -----------------------------
 FORM 4                                                WASHINGTON, D.C. 20549                                   OMB APPROVAL
--------                                                                                               -----------------------------
/ / CHECK THIS BOX IF NO                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                OMB NUMBER:       3235-0287
    LONGER SUBJECT TO                                                                                   EXPIRES:
    SECTION 16.  FORM 4 OR    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   ESTIMATED AVERAGE BURDEN
    FORM 5 OBLIGATIONS MAY       Section 17(a) of the Public Utility Holding Company Act of 1935 or     HOURS PER RESPONSE .... 0.5
    CONTINUE.  SEE                       Section 30(f) of the Investment Company Act of 1940           -----------------------------
    INSTRUCTION 1(b).
(Print or Type Responses)
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1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                                 to Issuer (Check all applicable)
                                                                                                X   Director          X  10% Owner
McCaw              Craig            O.           Nextel Communications (NXTL)                  ----                 ----
---------------------------------------------------------------------------------------------       Officer (give        Other
    (Last)        (First)        (Middle)    3. IRS or Social Security  4. Statement for       ----          title  ---- (specify
                                                Number of Reporting        Month/Year                        below)       below
                                                Person (Voluntary)
2300 Carillon Point                                                        2/2000             -------------------------------------
--------------------------------------------                            --------------------- 7. Individual or Joint/Group Filing
                  (Street)                                              5. If Amendment,          (Check Applicable Line)
                                                                           Date of Original    X Form filed by One Reporting Person
                                                                           (Month/Year)       ---
                                                                                                 Form filed by More than One
                                                                                                 Reporting Person
Kirkland           WA               98033                                   3/15/2000         ---
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    (City)       (State)            (Zip)        TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security               2. Trans-   3. Trans-     4. Securities Acquired (A)    5. Amount of     6. Owner-   7. Nature
   (Instr. 3)                         action      action        or Disposed of (D)            Securities       ship        of In-
                                      Date        Code          (Instr. 3, 4 and 5)           Beneficially     Form:       direct
                                                  (Instr. 8)                                  Owned at         Direct      Bene-
                                     (Month/                                                  End of           (D) or      ficial
                                      Day/     -------------------------------------------    Month            Indirect    Owner-
                                      Year)                               (A) or                               (I)         ship
                                                Code    V       Amount    (D)     Price       (Instr. 3        (Instr. 4) (Instr. 4)
                                                                                              and 4)
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Class A Common*                     2/7/00       J(1)   V       291,401    D                                     I    By Eagle River
                                                                                                                      Investments,
                                                                                                                      L.L.C.
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Class A Common*                     2/25/00      J(2)   V     8,000,000    D                   40,806,579        I    By Digital
                                                                                                                      Radio LLC
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Class A Common*                     2/25/00      J(2)   V     3,995,697    A                   6,201,607         I    By Eagle River
                                                                                                                      Investments,
                                                                                                                      L.L.C.
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Class A Common*                                                                                800,000           I    By Eagle
                                                                                                                      River, Inc.
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Class A Common                                                                                 50,000            D
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Class A Common*                                                                                2,508,562         I    By Option
                                                                                                                      Acquisition
                                                                                                                      LLC
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Class A Common*              2/1/00              S              15,000     D      110.32(3)                      I    By Trust (4)
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Class A Common*              2/2/00              S              15,000     D      112.40(3)                      I    By Trust (4)
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Class A Common*              2/3/00              S              15,000     D      114.80(3)                      I    By Trust (4)
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Class A Common*              2/4/00              S              15,000     D      118.80(3)                      I    By Trust (4)
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Class A Common*              2/7/00              S              15,000     D      118.30(3)                      I    By Trust (4)
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Class A Common*              2/8/00              S              15,000     D      125.08(3)                      I    By Trust (4)
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Class A Common*              2/9/00              S              15,000     D      124.86(3)                      I    By Trust (4)
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Class A Common*              2/10/00             S              15,000     D      125.31(3)                      I    By Trust (4)
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Class A Common*              2/11/00             S              15,000     D      127.25(3)                      I    By Trust (4)
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Class A Common*              2/14/00             S              15,000     D      124.69(3)                      I    By Trust (4)
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Class A Common*              2/15/00             S              15,000     D      123.38(3)                      I    By Trust (4)
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Class A Common*              2/16/00             S              15,000     D      121.82(3)                      I    By Trust (4)
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Class A Common*              2/17/00             S              15,000     D      124.23(3)                      I    By Trust (4)
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Class A Common*              2/18/00             S              15,000     D      121.51(3)                      I    By Trust (4)
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Class A Common*              2/22/00             S              15,000     D      126.93(3)                      I    By Trust (4)
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Class A Common*              2/23/00             S              15,000     D      132.27(3)                      I    By Trust (4)
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Class A Common*              2/24/00             S              15,000     D      136.24(3)                      I    By Trust (4)
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Class A Common*              2/25/00             S              15,000     D      137.56(3)                      I    By Trust (4)
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Class A Common*              2/28/00             S              15,000     D      133.90(3)                      I    By Trust (4)
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Class A Common*              2/29/00             S              15,000     D      136.95(3)    405,000           I    By Trust (4)
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*Reporting person disclaims beneficial ownership except to the extent of his pecuniary interests therein.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                   SEC 1474 (7-97)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
                              DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

(1)  On February 7, 2000, Eagle River Investments, L.L.C. distributed 291,401 shares of Nextel Communications
     Class A Common Stock to certain of its members. This transaction is a change in beneficial ownership only.

(2)  On February 25, 2000, Digital Radio, L.L.C. distributed 8,000,000 shares of Nextel Communications Class A
     Common Stock to its members, including 3,995,697 shares to Eagle River Investments, L.L.C.

(3)  Per share price being reported is the average share price sold for that transaction.

(4)  Option Acquisition is the sole beneficiary of the Option Acquisition Trust, an irrevocable trust ("the Trust"), of which Thomas Sedlock has sole voting power over the shares held by the Trust as its Trustee. The Trust was irrevocably instructed to sell its shares in increments of 15,000 shares per day.



FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Transac-   5. Number of Deriv-      6. Date Exer-
   (Instr. 3)                          sion or      action      tion Code     ative Securities         cisable and Ex-
                                       Exercise     Date        (Instr. 8)    Acquired (A) or          piration Date
                                       Price of     (Month/                   Disposed of (D)          (Month/Day/
                                       Deriv-       Day/                      (Instr. 3, 4, and 5)     Year)
                                       ative        Year)
                                       Security
                                                                                                    --------------------
                                                                                                     Date      Expira-
                                                             --------------------------------------  Exer-     tion
                                                              Code    V        (A)        (D)        cisable   Date
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7. Title and Amount of Under-       8. Price   9. Number     10. Owner-     11. Nature
   lying Securities                    of         of Deriv-      ship           of In-
   (Instr. 3 and 4)                    Deriv-     ative          Form           direct
                                       ative      Securi-        of De-         Bene-
                                       Secur-     ties           rivative       ficial
                                       ity        Bene-          Secu-          Own-
                                       (Instr.    ficially       rity:          ership
                                       5)         Owned          Direct         (Instr. 4)
-------------------------------                   at End         (D) or
                     Amount or                    of             Indi-
       Title         Number of                    Month          rect (I)
                     Shares                       (Instr. 4)     (Instr. 4)
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Explanation of Responses:






                                                                                         /s/ C. James Judson             4/6/00
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).              Authorized Representative

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-97)